CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report dated May 27, 2010 on the financial statements and financial highlights of the Touchstone Strategic Trust, in Post-Effective Amendment Number 73 to the Registration Statement (Form N-1A, No. 811-03651), included in the Annual Report to Shareholders for the fiscal year ended March 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Cincinnati, Ohio
July 29, 2010